FOR RELEASE AT 8:00 AM EDT ON FRIDAY, JUNE 22, 2007

KODIAK OIL & GAS UPDATES OPERATIONS

DENVER – June 22, 2007 (PRNewswire) – Kodiak Oil & Gas Corp. (AMEX: KOG) an oil and gas exploration and production company with assets in the Green River and Williston Basins, today provided an update on its North Trail Federal #4-35 well in the Vermillion Basin in Wyoming.

Vermillion Basin—Wyoming

The Company announces that it has reached total depth on its NT Fed #4-35 well (Kodiak 100% WI) of 13,655 feet and has run a pre-perforated production string to a total depth of 13,655 feet. The Company reports that the well encountered gas shows in several fractures that were intercepted by the 1,655 feet of horizontal lateral of the main target within the Baxter shale. Due to mechanical difficulties created by the gas encountered, and the subsequent increase in the weight of the drilling mud required to control the gas flow, the well did not reach its projected horizontal length of 2,700 feet. Completion efforts will follow immediately.

In an effort to minimize damage to the reservoir, completion efforts will be staged. Initially, the pre-perforated liner will not be cemented into the horizontal leg of the well. Furthermore, the well will not be mechanically stimulated, but rather will be turned to sales to evaluate the production potential from the natural fractures that are open in the well bore. By monitoring the production data from the well, a process common in early-stage plays, Kodiak engineers hope to gain additional information about reservoir quality and characteristics. The length of this testing period will be determined based upon the production rates achieved, and could last from a few weeks to a few months.

The Company has elected to defer fracture stimulation until a later date, which typically leads to lower initial production rates than if fracture stimulated immediately. Once the production rates through natural fractures have been evaluated, the well will then be mechanically stimulated through modern hydraulic fracture procedures. With current natural gas price differentials afflicting Rockies producers, management believes it is an opportune time to move methodically on the well to try and gain additional knowledge of the reservoir to best recover the hydrocarbons in place.

Kodiak has built location for the HB #5-3 well located on the western edge of the prospective producing area. As this well will be the first well drilled in the township to the prospective horizon, the well will be drilled vertically to a depth of 13,800 feet to evaluate the potential of the Mesaverde formations, the Baxter shale and the Frontier sandstone. Subject to drilling results from the vertical well bore, the well could then be drilled horizontally within the Baxter shale. Kodiak will serve as operator and will have an approximate 60% working interest in the well, with Devon Energy as its drilling partner.

The Company has completed permitting procedures on an approximate 43-square-mile 3-D seismic program on the northern block of its acreage which includes portions of its Chicken Springs and Chicken Ranch Federal Units, as well as land currently not included in federal units. Data acquisition should begin in mid-July with processing and interpretation completed late 3rd quarter.

Lynn Peterson, Kodiak’s CEO and President said: “We are encouraged by the amount of gas and the natural fracturing that we have encountered while drilling the NT Fed #4-35. We are obviously in the over-pressured environment that we anticipated. Kodiak is in the early days of what could be a significant Rockies exploration play, and with such exploration comes a learning curve that we and other operators throughout the Rockies are experiencing. It is our belief that the amount of gas in place here is meaningful, as evidenced in part by the gas shows encountered with each well. We will take the opportunity to carefully analyze the well so that we may apply the knowledge gleaned when drilling future wells.”

About Kodiak Oil & Gas Corp.

Kodiak Oil & Gas, headquartered in Denver, is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains. For further information, please visit www.kodiakog.com. The common shares of the Company are listed for trading on the American Stock Exchange under the symbol “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects," "plans," "anticipates," "believes," "intends," "estimates," 'projects," "potential" and similar expressions, or that events or conditions "will," "would," "may," "could" or "should" occur. Information inferred from the interpretation of drilling results may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a well is actually developed. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans, the Company’s expectations regarding the timing and success of such programs and the Company’s expectations regarding the future production of its oil & gas properties. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company's oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, President, Kodiak Oil & Gas Corp., +1-303-592-8075

Mr. David Charles, EnerCom, Inc. +1-303-296-8834